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EXHIBIT 5.1


               [SOLOMON WARD SEIDENWURM & SMITH, LLP LETTERHEAD]


September 12, 2003


VIA FACSIMILE AND REGULAR MAIL
------------------------------

Island Pacific, Inc.
19800 MacArthur Boulevard, Suite 1200
Irvine, CA 92612

Re:      Registration Statement on Form S-8; Post-Effective Amendment No. 1

Ladies and Gentlemen:

We are delivering this opinion to you in connection with the issuance of up to 3,500,000 shares of common stock, no par value (the "Shares"), of Island Pacific, Inc., formerly known as SVI Solutions, Inc., as successor in interest to SVI Holdings, Inc. (the "Company"), issued or to be issued pursuant to the Company's 1998 Incentive Stock Plan, as amended (the "Plan"), and registered with the Securities and Exchange Commission on Form S-8 (the "Registration Statement"), Registration Statement No. 333-94871. A Post-Effective Amendment No. to the Registration Statement is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, the Shares have been duly authorized by the Company and, when paid for and delivered in accordance with the terms of the Plan and the terms of the agreements evidencing the grant of the options, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement.

Very truly yours,

/s/ Harry J. Proctor

Harry J. Proctor
Solomon Ward Seidenwurm & Smith, LLP